Exhibit 8.2

Wachtell, Lipton, Rosen & Katz

July 12, 2005

Gibraltar Financial Corporation

220 Alhambra Circle

Fifth Floor

Coral Gables, FL 33134

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Boston Private Financial Holdings, Inc., a Massachusetts corporation (“Boston Private”), relating to the proposed merger of Gibraltar Financial Corporation, a savings and loan holding company registered under the Home Owners’ Loan Act of 1933 and incorporated in Florida, with and into Boston Private.

We have participated in the preparation of the discussion set forth in the section entitled “Material United States Federal Income Tax Consequences” in the Registration Statement. In our opinion, such discussion, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz